AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2003
                                           REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ________________________

                              LIFECELL CORPORATION
             (Exact name of registrant as specified in its charter)

                    DELAWARE                             76-0172936
          (State or other jurisdiction                (I.R.S. employer
        of incorporation or organization)          identification number)

                ONE MILLENNIUM WAY, BRANCHBURG, NEW JERSEY  08876
               (Address of principal executive offices; zip code)


        LIFECELL CORPORATION 2003 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                            (Full title of the plan)

                                 PAUL G. THOMAS
    PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS
                              LIFECELL CORPORATION
                ONE MILLENNIUM WAY, BRANCHBURG, NEW JERSEY  08876
                                 (908) 947-1100
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            STEVEN M. SKOLNICK, ESQ.
                              LOWENSTEIN SANDLER PC
                              65 LIVINGSTON AVENUE
                           ROSELAND, NEW JERSEY 07068
                                 (973) 597-2500

                                                CALCULATION OF REGISTRATION FEE

  Title of Each Class of        Amount to be     Proposed Maximum Offering       Proposed Maximum             Amount of
Securities to be Registered      Registered        Price per Share (2)      Aggregate Offering Price (2)  Registration Fee
---------------------------  ------------------  -------------------------  ----------------------------  ----------------
Common Stock, par
value $.001 per share        750,000 shares (1)  $                    4.86  $                  3,645,000  $         295.00

(1) Based on the number of shares of common stock reserved for issuance pursuant to the LifeCell Corporation 2003 Non-Employee
Director Stock Option Plan.  In addition to such shares, this Registration Statement also covers additional shares of common stock as may be issuable pursuant to the anti-dilution provisions thereof.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low sale prices for a share of common stock on the NASDAQ Stock Market's
National Market on July 22, 2003.

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE

     The SEC allows us to "incorporate" into this Registration Statement information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Registration Statement, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement, and all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until we terminate the offering of these shares:

     (i)  Our  Annual  Report on Form 10-K for the year ended December 31, 2002;

     (ii) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

    (iii) Our Current Reports on Form 8-K filed with the SEC on February 14, 2003, March 3, 2003, March 4, 2003 and July 22, 2003;

     (iv) Our Definitive Proxy Statement for our annual meeting of shareholders held on May 30, 2003, filed on April 24, 2003;

     (v) The description of our common stock, $.001 par value, contained in our most recent registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

     (vi) All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

ITEM 4.     DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article X of our Amended and Restated By-laws provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     Article Seventh (B) of our Restated Certificate of Incorporation, as amended provides that we shall indemnify any director or officer to the full extent permitted by Delaware law.

     Article Seventh (A) of our Restated Certificate of Incorporation, as amended provides that a director shall not be liable personally to LifeCell Corporation or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except for any breach of the duty of loyalty to LifeCell Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or for transactions from which directors derive improper personal benefit.

     Both our 2003 Non-Employee Director Stock Option Plan and Year 2000 Stock Option Plan provide that the we will, to the fullest extent permitted by law, indemnify, defend and hold harmless any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding that relates in any way to these plans or any options granted under these plans by reason of the fact that that person is or was at any time a director of LifeCell Corporation or a member of the committee appointed by the Board of Directors to administer this plan. The indemnification covers judgments, fines, penalties, settlements and reasonable expenses (including attorney's fees) actually incurred by that person in connection with such action, suit or proceeding.

ITEM 7.     EXEMPTION  FROM  REGISTRATION  CLAIMED

     Not  applicable.

ITEM 8.     EXHIBITS

     The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

ITEM 9.     UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Branchburg, State of New Jersey, on the 24th day of July 2003.


                      LIFECELL  CORPORATION

                           /s/  Steven  T.  Sobieski
                           -------------------------
                      By:  Steven T. Sobieski
                           Vice President, Chief Financial Officer and Secretary


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Paul G. Thomas and Steven T. Sobieski or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature                                         Title                              Date
------------------------  -----------------------------------------------------  -------------
/s/ Paul G. Thomas        Chairman of the Board, President, Chief Executive
------------------------     Officer and Director                                 July 24, 2003
Paul G. Thomas

/s/ Steven T. Sobieski    Vice President, Chief Financial Officer and Secretary  July 24, 2003
------------------------
Steven  T. Sobieski

/s/ Michael E. Cahr       Director                                               July 24, 2003
------------------------
Michael E. Cahr

/s/ James G. Foster       Director                                               July 24, 2003
------------------------
James G. Foster

/s/ David Fitzgerald      Director                                               July 24, 2003
------------------------
David Fitzgerald

/s/ Jonathan Silverstein  Director                                               July 24, 2003
------------------------
Jonathan Silverstein

                                             EXHIBIT INDEX



EXHIBIT
NUMBER                                        DESCRIPTION                                         PAGE
                                                                                                  NO.
    4.1  Restated Certificate of Incorporation of LifeCell Corporation, as amended
         (incorporated by reference to Exhibit 3.1 to LifeCell Corporation's Quarterly Report on
         Form 10-Q for the period ended June 30, 1998).

    4.2  By-laws of LifeCell Corporation, as amended and restated (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended
         June 30, 1996).

    5.1  Opinion of Lowenstein Sandler PC*

   10.1  LifeCell Corporation 2003 Non-Employee Director Stock Option Plan (incorporated by reference to Annex B to the Company's Definitive Proxy Statement on Schedule 14A
         filed on April 24, 2003).

   23.1  Consent of PricewaterhouseCoopers LLP.*

   23.2  Consent of Lowenstein Sandler PC (contained in Exhibit 5.1).*

     24  Powers of Attorney (contained with signature page)*


_________________________
* Filed herewith.